Exhibit 99.1
Global Water Resources Reports Third Quarter 2019 Results; Revenue up 10.5% to $9.9 million, Driving Net Income to $1.0 million or $0.05 per Share

PHOENIX, AZ – November 6, 2019 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the third quarter ended September 30, 2019. Quarter and nine months comparisons are to the same year-ago period unless otherwise noted.
Q3 2019 Financial Highlights

•	Regulated revenues increased 10.5% to $9.9 million.

•	Net income increased $0.4 million, or 65.4%, to $1.0 million, or $0.05 per share.

•	Adjusted EBITDA increased 15.8% to $4.8 million.

•	Cash and cash equivalents totaled $11.1 million.

•	Declared three monthly cash dividends of $0.023861 per common share (or $0.286332 per share on an annualized basis).
Q3 2019 Operational Highlights

•	Total active connections increased 9.1% to 45,315 at September 30, 2019 from 41,546 at September 30, 2018, with organic connections up 4.8%.

•	Partnered with City of Coolidge and Saint Holdings to bring integrated utility solution to Southern Coolidge and Inland Port Arizona.
Subsequent Event
The company increased its dividend 1% to $0.2892 on an annualized basis from $0.0286332. This equates to a monthly dividend of $0.0241. The first dividend at the new monthly rate will be paid on December 30, 2019 to holders of record on December 16, 2019.
Management Commentary

“In Q3, top-line and bottom-line growth was primarily driven by organic connection growth, the addition of Red Rock customers, the phase-in of previously approved rate increases, and ongoing operating efficiencies,” said Global Water Resources president and CEO, Ron Fleming. “During the quarter, we signed agreements to bring our integrated utility solutions to Southern Coolidge and Inland Port Arizona. We look forward to providing updates as this major project advances.”
“As we round out 2019 and plan for next year, we continue to prepare ourselves for future development activity in existing and new areas as well as pursuing acquisitions,” said Fleming. “Meanwhile, developers are continuing to build-out residential and commercial properties within our service areas, driving organic connection growth. In these areas of population growth, we see continued adoption of our Total Water Management solution that supports sustainable communities through managing valuable water resources for the benefit of all.”

2019 Financial Summary

Revenues

Regulated revenues in the third quarter of 2019 increased $0.9 million, or 10.5%, to $9.9 million compared to $9.0 million for the third quarter of 2018. The increase was primarily driven by connection growth, inclusive of connection growth due to the Red Rock acquisition, combined with an increase in rates.

Total revenues in the third quarter of 2019 increased $0.9 million, or 10.5%, to $9.9 million compared to $9.0 million in the third quarter of 2018. The increase was primarily due to the increase in regulated revenue described above.

Regulated revenues for the nine months ended September 30, 2019 increased $1.9 million, or 7.7%, to $26.7 million compared to $24.8 million in the same period in 2018. This increase was primarily driven by connection growth, including due to the Red Rock acquisition, combined with an increase in rates.

Total revenues for the nine months ended September 30, 2019 decreased $0.5 million, or 1.7%, to $26.8 million, compared to $27.3 million in the same period in 2018. The decrease in revenues was primarily driven by the $2.4 million of infrastructure coordination and financing agreements ("ICFA") revenue recognized during the nine months ended September 30, 2018 that did not reoccur in the nine months ended September 30, 2019. Excluding the ICFA revenue, total revenues increased $1.9 million, or 7.7%, for the nine months ended September 30, 2019. The increase in total revenues was driven by growth in connections inclusive of the 4.2% increase due to the Red Rock acquisition combined with an increase in rates.

Operating Expenses

Operating expenses increased $0.4 million, or 6.3%, to $7.4 million in the third quarter of 2019. The increase was due primarily to increased operations and maintenance expense associated with the Red Rock acquisition, coupled with increased depreciation and amortization expense. The increase in operating expenses was also due to increased general and administrative expenses driven by increased personnel and related expenses, partially offset by a decrease in deferred compensation.

Operating expenses increased $1.0 million, or 5.3%, to $20.8 million for the nine months ended September 30, 2019, compared to $19.7 million for the same period in 2018. The increase was due primarily to increased operations and maintenance expense associated with the Turner and Red Rock acquisitions, contract services and repairs and maintenance, coupled with increased depreciation and amortization expense. The increase in operating expenses was partially offset by a decrease in general and administrative expense. The decrease in general and administrative expense was driven by decreased professional fees, that was partially offset by increases in personnel and related expenses.

Other Expense

Total other expense decreased $75,000, or 6.2% to, $1.1 million in the third quarter of 2019.

Total other expense decreased by $0.7 million, or 23.3%, to $2.4 million for the nine months ended September 30, 2019, compared to $3.2 million for the same period in 2018. The decrease was primarily attributed to the receipt of $1.0 million in March 2019 in connection with the 2013 sale of water management agreements relating to the 7,000-acre territory within a portion of the western planning area of the City of Glendale, Arizona, known as the "Loop 303 Corridor." The decrease was partially offset by a decrease in the Valencia earnout of $0.3 million. The Valencia earnout consists of $3,000 for each new water meter installed within Valencia Water Company’s prior service areas. The decrease in the Valencia earnout was driven by slowed growth in the company's former service territory.

Net Income

Net income increased $0.4 million, or 65.4%, to $1.0 million, or $0.05 per share, in the third quarter of 2019, compared to $0.6 million, or $0.03 per share, in the same period in 2018. The increase was primarily attributed to the increase in operating income, which was primarily driven by the increases in water and wastewater and recycled water services revenue, partially offset by increases in operations and maintenance expenses combined with increases in general and administrative expenses.

Net income decreased $0.7 million, or 22.9%, to $2.5 million, or $0.11 per diluted share, for the nine months ended September 30, 2019, compared to $3.2 million, or $0.16 per basic and diluted share, for the same period in 2018. The decrease was primarily attributed to the decrease in operating income, which was primarily driven by the $2.4 million in ICFA recognized for the nine months ended September 30, 2018 that did not reoccur in the same period of 2019. Excluding ICFA revenue, net income increased $1.7 million. The increase was driven by increases in water, wastewater and recycled water services revenue partially due to the Turner and Red Rock acquisitions, as well as decreased general and administrative expenses.

Adjusted EBITDA

Adjusted EBITDA increased $0.7 million, or 15.8%, to $4.8 million in the third quarter of 2019, compared to $4.1 million for the same period in 2018. The increase was driven by an increase in organic connection growth, the addition of Red Rock customers and higher rates. The improvement was partially offset by a decrease in the Valencia earn out. (See definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Adjusted EBITDA increased $0.9 million, or 8.0%, to $12.7 million for the nine months ended September 30, 2019, compared to $11.8 million for the same period in 2018. The increase was driven by an increase in organic connection growth, the addition of Turner and Red Rock customers coupled with higher rates. The increase was partially offset by a decrease in the Valencia earn out. (See definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Dividend Policy
The company declared a monthly cash dividend of $0.023861 per common share (or $0.286332 per share on an annualized basis), which will be payable on November 26, 2019 to holders of record at the close of business on November 12, 2019. The board has also approved to increase the monthly cash dividend to $0.0241 per common share (or $0.2892 per share on an annualized basis), which will be payable on December 30, 2019 to holders of record on December 16, 2019.

Business Outlook
Global Water's near-term growth strategy for its regulated water, wastewater, and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. The company will also focus more on its original mission of aggregating water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
As of September 30, 2019, active service connections increased by 3,769, or 9.1%, to 45,315, compared to 41,546 at September 30, 2018. The increase in active service connections was primarily due to organic growth in the company's current service areas (2,008 connections, or 4.8%), coupled with the acquisition of Red Rock (1,761 connections, or 4.2%). As of September 30, 2019, the vacancy rate was at 1.0%, down from the peak of 11.9% in February 2009.

Arizona’s Growth Corridor: Positive Population Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The area's population has increased throughout 2017 and 2018, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix metropolitan area will have a population of 4.9 million by 2020, up 15% from 2016 census estimates, and reach 6.5 million by 2040.

According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus Panel ("Greater Phoenix Blue Chip"), most sectors of real estate are expected to experience improved occupancy and growth. For Maricopa County and Pinal County combined, the Homebuilders Association of Central Arizona, reported that single family housing permits grew 13% to 22,437 units in 2018. Permits are forecasted by the Greater Phoenix Blue Chip to increase to nearly 24,000 and 25,000 permits in 2019 and 2020, respectively.

The company believes this growth outlook, combined with two additional years of rate increase phase-ins, creates an opportunity to significantly increase active connections and grow revenues.

Conference Call
Global Water Resources will hold a conference call to discuss its third quarter 2019 results tomorrow, followed by a question and answer period.

Date: Thursday, November 7, 2019
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10007920

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through November 21, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10007920

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 12 utilities which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually.

The company has been recognized for its highly-effective implementation of Total Water Management (TWM), an integrated approach to managing the entire water cycle by owning and operating water, wastewater and recycled water utilities within the same geographic area to maximize the beneficial use of recycled water. TWM conserves water by using the right water for the right use and helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures
This press release contains references to "EBITDA" and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; and (iii) equity method investment. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors measures of our recurring core business. However, EBITDA and Adjusted EBITDA are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”) and do not have a standardized meaning prescribed by GAAP. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income, the most comparable GAAP measure, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future net income growth, our strategy, acquisition plans, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	September 30, 2019	December 31, 2018
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	$321,027	$312,148
Less accumulated depreciation	(90,760)	(85,093)
Net property, plant and equipment	230,267	227,055
CURRENT ASSETS:
Cash and cash equivalents	11,091	12,756
Accounts receivable — net	1,780	1,488
Due from affiliates	519	406
Unbilled revenue	2,323	1,998
Prepaid expenses and other current assets	589	686
Total current assets	16,302	17,334
OTHER ASSETS:
Goodwill	4,398	2,639
Intangible assets — net	12,554	12,972
Regulatory asset	1,735	1,793
Deposits	128	128
Restricted cash	1,046	441
Equity method investment	—	79
Other noncurrent assets	20	20
Total other assets	19,881	18,072
TOTAL ASSETS	266,450	262,461
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	726	604
Accrued expenses	8,689	7,465
Customer and meter deposits	1,467	1,460
Long-term debt and capital leases — current portion	87	47
Total current liabilities	10,969	9,576
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,593	114,507
Deferred revenue - ICFA	17,371	17,358
Regulatory liability	8,743	8,851
Advances in aid of construction	65,664	67,684
Contributions in aid of construction — net	14,449	10,670
Deferred income tax liabilities — net	5,010	4,350
Acquisition liability	1,773	934
Other noncurrent liabilities	1,516	660
Total noncurrent liabilities	229,119	225,014
Total liabilities	240,088	234,590
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 21,634,470 and 21,530,470 shares issued as of September 30, 2019 and December 31, 2018, respectively.	216	215
Treasury stock, 97,636 and 59,174 shares at September 30, 2019 and December 31, 2018, respectively.	(1)	(1)
Paid in capital	26,147	24,178
Retained earnings	—	3,479
Total shareholders' equity	26,362	27,871
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$266,450	$262,461

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
REVENUES:
Water services	$4,963	$4,465	$12,344	$11,496
Wastewater and recycled water services	4,962	4,515	14,393	13,330
Unregulated revenues	17	19	49	2,436
Total revenues	9,942	8,999	26,786	27,262

OPERATING EXPENSES:
Operations and maintenance	1,914	1,808	5,417	4,938
Operations and maintenance - related party	435	386	1,287	1,146
General and administrative	3,074	2,942	8,099	8,159
Depreciation and amortization	1,957	1,807	5,977	5,495
Total operating expenses	7,380	6,943	20,780	19,738
OPERATING INCOME	2,562	2,056	6,006	7,524

OTHER INCOME (EXPENSE):
Interest income	49	22	167	37
Interest expense	(1,341)	(1,358)	(4,044)	(3,893)
Other	68	82	1,218	559
Other - related party	97	52	213	110
Total other expense	(1,127)	(1,202)	(2,446)	(3,187)

INCOME BEFORE INCOME TAXES	1,435	854	3,560	4,337
INCOME TAX EXPENSE	(388)	(221)	(1,086)	(1,128)
NET INCOME	$1,047	$633	$2,474	$3,209

Basic earnings per common share	$0.05	$0.03	$0.12	$0.16
Diluted earnings per common share	$0.05	$0.03	$0.11	$0.16
Dividends declared per common share	$0.07	$0.07	$0.21	$0.21

Weighted average number of common shares used in the determination of:
Basic	21,536,834	21,088,456	21,509,770	20,130,574
Diluted	21,571,240	21,117,810	21,521,255	20,169,998

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,474	$3,209
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	1,412	1,475
Depreciation and amortization	5,977	5,495
Amortization of deferred debt issuance costs and discounts	73	33
Loss on equity investment	79	221
Other gains	(1)	(28)
Provision for doubtful accounts receivable	34	68
Deferred income tax expense	660	1,049
Changes in assets and liabilities
Accounts receivable	(326)	(195)
Other current assets	(341)	(636)
Accounts payable and other current liabilities	245	980
Other noncurrent assets	56	—
Other noncurrent liabilities	835	(1,495)
Net cash provided by operating activities	11,177	10,176
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,785)	(3,404)
Cash paid for acquisitions, net of cash acquired	—	(2,619)
Other cash flows from investing activities	3	64
Net cash used in investing activities	(7,782)	(5,959)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(4,620)	(4,308)
Advances in aid of construction	743	579
Proceeds from stock option exercise	413	790
Principal payments under capital lease	(40)	(18)
Refunds of advances for construction	(903)	(892)
Loan borrowings	31	14
Loan repayments	(39)	(8)
Proceeds from sale of stock	—	15,910
Debt issuance costs paid	(40)	(19)
Payments of offering costs for sale of stock	—	(1,274)
Net cash (used) provided by financing activities	(4,455)	10,774
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(1,060)	14,991
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	13,197	5,684
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$12,137	$20,675

Supplemental disclosure of cash flow information:

	September 30, 2019	September 30, 2018
Cash and cash equivalents	$11,091	$20,173
Restricted Cash	1,046	502
Total cash, cash equivalents, and restricted cash	$12,137	$20,675

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2019 and 2018 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Income	$1,047	$633	$2,474	$3,209
Income tax expense	388	221	1,086	1,128
Interest income	(49)	(22)	(167)	(37)
Interest expense	1,341	1,358	4,044	3,893
Depreciation and amortization	1,957	1,807	5,977	5,495
EBITDA	4,684	3,997	13,414	13,688
ICFA Revenue Recognition	—	—	—	(2,388)
Board option expense	—	—	—	68
Management option expense	94	67	224	188
Loop 303 Income	—	—	(1,000)	—
Equity investment loss	—	61	79	220
EBITDA Adjustments	94	128	(697)	(1,912)
Adjusted EBITDA	$4,778	$4,125	$12,717	$11,776